Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS; UPDATES FULL YEAR 2023 OUTLOOK

MINNEAPOLIS, MN, August 7, 2023 – Tactile Systems Technology, Inc. (“Tactile Medical”; the “Company”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights:

●	Revenue increased 15% year-over-year to $68.3M
●	Lymphedema revenue increased 16%
●	Airway Clearance revenue increased 4%
●	Operating income of $2.1M, compared to operating loss of $4.1M
●	Net loss of $0.1M, compared to a net loss of $4.6M
●	Adjusted EBITDA of $6.1M, up from $1.7M
●	Cash Balance of $63.1M on June 30, 2023, compared to $55M on March 31, 2023
●	Raised full year 2023 financial guidance

Highlights Subsequent to Quarter End:

●	Sherri Ferstler appointed to the position of Senior Vice President of Sales, effective July 31, 2023
●	The Company’s existing credit agreement was amended on August 1, 2023 to extend the maturity date and improve terms

“We delivered total revenue growth of 15% year-over-year, significant improvements in both our GAAP and non-GAAP profitability and cash flow from operations of more than $13 million in the second quarter,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “Our revenue results were driven primarily by stronger-than-anticipated performance in our lymphedema product line – where we saw improvements in sales team productivity and strong customer adoption following the launch of our Entre® Plus system – with modest contributions from sales of our airway clearance products. In addition to our strong operating performance in the second quarter, we continued to make meaningful progress in strengthening our balance sheet.”

Mr. Reuvers continued: “We are raising our total revenue guidance today based on our strong performance over the first half of 2023. We look forward to driving continued progress with respect to our stated strategic objectives over the balance of 2023 as we position Tactile Medical for future growth and value creation.”

Second Quarter 2023 Financial Results

Total revenue in the second quarter of 2023 increased $8.7 million, or 14.6%, to $68.3 million, compared to $59.6 million in the second quarter of 2022. The increase in total revenue was attributable to an increase of $8.4 million, or 16.2%, in sales and rentals of the lymphedema product line, and an increase of $0.3 million, or 4.1%, in sales of the airway clearance product line, compared to the second quarter of 2022.

Gross profit in the second quarter of 2023 increased $5.1 million, or 11.7%, to $48.3 million, compared to $43.2 million in the second quarter of 2022. Gross margin was 70.7% of revenue, compared to 72.5% of revenue in the second quarter of 2022. Non-GAAP gross margin was 71.1% of revenue, compared to 73.0% of revenue in the second quarter of 2022.

Operating expenses in the second quarter of 2023 decreased $1.1 million, or 2.3%, to $46.2 million, compared to $47.3 million in the second quarter of 2022.

Operating income was $2.1 million in the second quarter of 2023, compared to an operating loss of $4.1 million in the second quarter of 2022. Non-GAAP operating income in the second quarter of 2023 was $3.6 million, compared to a non-GAAP operating loss of $1.8 million in the second quarter of 2022.

Other expense was $0.8 million in the second quarter of 2023, compared to $0.6 million in the second quarter of 2022.

Income tax expense was $1.3 million in the second quarter of 2023, compared to an income tax benefit of $20,000 in the second quarter of 2022.

Net loss in the second quarter of 2023 was $0.1 million, or $0.00 per diluted share, compared to $4.6 million, or $0.23 per diluted share, in the second quarter of 2022. Non-GAAP net income in the second quarter of 2023 was $1.0 million, compared to a non-GAAP net loss of $2.9 million in the second quarter of 2022.

Weighted average shares used to compute diluted net loss per share were 23.4 million and 20.0 million for the second quarters of 2023 and 2022, respectively.

Adjusted EBITDA was $6.1 million in the second quarter of 2023, compared to $1.7 million in the second quarter of 2022.

First Six Months 2023 Financial Results:

Total revenue for the six months ended June 30, 2023, increased $19.6 million, or 18.2%, to $127.2 million, compared to $107.6 million for the six months ended June 30, 2022. The increase in revenue was attributable to an increase of $17.5 million, or 18.9%, in sales and rentals of the lymphedema product line and an increase of $2.1 million, or 13.7%, in sales and rentals of the airway clearance product line.

Net loss for the six months ended June 30, 2023, was $2.0 million, or $0.09 per diluted share, compared to $20.2 million, or $1.01 per diluted share, for the six months ended June 30, 2022. Non-GAAP net income for the six months ended June 30, 2023, was $0.4 million, compared to a non-GAAP net loss of $11.4 million for the six months ended June 30, 2022.

Weighted average shares used to compute diluted net loss per share were 22.3 million and 20.0 million for the six months ended June 30, 2023 and 2022, respectively.

Adjusted EBITDA was $6.6 million in the six months ended June 30, 2023, compared to adjusted EBITDA loss of $0.9 million in the six months ended June 30, 2022.

Balance Sheet Summary

As of June 30, 2023, the Company had $63.2 million in cash and cash equivalents and $47.5 million of outstanding borrowings under its credit agreement, compared to $21.9 million in cash and cash equivalents and $49.0 million of outstanding borrowings under its credit agreement as of December 31, 2022.

2023 Financial Outlook

The Company now expects full year 2023 total revenue in the range of $274 million to $278 million, representing growth of approximately 11% to 13% year-over-year. The Company’s prior 2023 revenue guidance expectations called for total revenue in the range of $271 million to $275 million, representing growth of approximately 10% to 11.5% year-over-year.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 7th, 2023, to discuss the results of the quarter with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13739727. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13739727. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. Tactile Medical collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impact of inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions or intense competition; price increases for supplies and components; wage and component price inflation; loss of a key supplier; entry of new competitors and products; compliance with and changes in federal, state and local government regulation; loss or retirement of key executives, including prior to identifying a successor; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations, and the Company’s inability to mitigate such impacts; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income (loss), and non-GAAP net income (loss), which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus or minus the change in fair value of earn-out, and plus litigation defense costs. Non-GAAP gross profit in this release represents gross profit plus non-cash intangible amortization expense. Non-GAAP gross margin in this release represents non-GAAP gross profit divided by revenue. Non-GAAP operating income (loss) in this release represents operating income (loss) adjusted for non-cash intangible amortization expense, change in fair value of earn-out and litigation defense costs. Non-GAAP net income (loss) represents net income (loss) adjusted for non-cash intangible amortization expense, change in fair value of earn-out and litigation defense costs, and adjusted for the income tax effect on reconciling items. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2023	2022
Assets
Current assets
Cash and cash equivalents	$63,212	$21,929
Accounts receivable	46,553	54,826
Net investment in leases	13,219	16,130
Inventories	20,315	23,124
Income taxes receivable	1,779	—
Prepaid expenses and other current assets	4,480	3,754
Total current assets	149,558	119,763
Non-current assets
Property and equipment, net	5,771	6,077
Right of use operating lease assets	20,041	21,322
Intangible assets, net	48,559	50,375
Goodwill	31,063	31,063
Accounts receivable, non-current	15,430	23,061
Other non-current assets	3,306	3,335
Total non-current assets	124,170	135,233
Total assets	$273,728	$254,996
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$9,296	$9,984
Note payable	2,968	2,968
Earn-out, current	9,280	13,050
Accrued payroll and related taxes	13,800	17,100
Accrued expenses	5,166	9,240
Income taxes payable	—	2,336
Operating lease liabilities	2,529	2,500
Other current liabilities	5,481	7,152
Total current liabilities	48,520	64,330
Non-current liabilities
Revolving line of credit, non-current	24,941	24,916
Note payable, non-current	19,495	20,979
Accrued warranty reserve, non-current	1,957	2,207
Income taxes payable, non-current	446	298
Operating lease liabilities, non-current	19,606	20,866
Total non-current liabilities	66,445	69,266
Total liabilities	114,965	133,596

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 23,458,302 shares issued and outstanding as of June 30, 2023; 20,252,677 shares issued and outstanding as of December 31, 2022	23	20
Additional paid-in capital	170,347	131,001
Accumulated deficit	(11,607)	(9,621)
Total stockholders’ equity	158,763	121,400
Total liabilities and stockholders’ equity	$273,728	$254,996

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2023	2022	2023	2022
Revenue
Sales revenue	$59,802	$51,265	$112,593	$92,435
Rental revenue	8,537	8,380	14,592	15,188
Total revenue	68,339	59,645	127,185	107,623
Cost of revenue
Cost of sales revenue	16,865	13,810	31,507	25,890
Cost of rental revenue	3,175	2,612	5,911	4,648
Total cost of revenue	20,040	16,422	37,418	30,538
Gross profit
Gross profit - sales revenue	42,937	37,455	81,086	66,545
Gross profit - rental revenue	5,362	5,768	8,681	10,540
Gross profit	48,299	43,223	89,767	77,085
Operating expenses
Sales and marketing	28,206	28,822	54,508	52,752
Research and development	1,833	1,849	4,066	3,369
Reimbursement, general and administrative	14,991	14,894	30,425	31,111
Intangible asset amortization and earn-out	1,211	1,745	2,516	8,841
Total operating expenses	46,241	47,310	91,515	96,073
Income (loss) from operations	2,058	(4,087)	(1,748)	(18,988)
Other expense	(838)	(573)	(1,831)	(1,029)
Income (loss) before income taxes	1,220	(4,660)	(3,579)	(20,017)
Income tax expense (benefit)	1,320	(20)	(1,593)	191
Net loss	$(100)	$(4,640)	$(1,986)	$(20,208)
Net loss per common share
Basic	$0.00	$(0.23)	$(0.09)	$(1.01)
Diluted	$0.00	$(0.23)	$(0.09)	$(1.01)
Weighted-average common shares used to compute net loss per common share
Basic	23,352,530	20,024,798	22,323,856	19,961,999
Diluted	23,352,530	20,024,798	22,323,856	19,961,999

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2023	2022
Cash flows from operating activities
Net loss	$(1,986)	$(20,208)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,269	3,015
Deferred income taxes	—	94
Stock-based compensation expense	3,831	5,121
Loss on disposal of property and equipment and intangibles	3	—
Change in fair value of earn-out liability	1,230	7,550
Changes in assets and liabilities, net of acquisition:
Accounts receivable	8,273	321
Net investment in leases	2,911	(864)
Inventories	2,809	(753)
Income taxes	(3,967)	(55)
Prepaid expenses and other assets	(697)	1,925
Right of use operating lease assets	50	106
Accounts receivable, non-current	7,631	(2,496)
Accounts payable	(696)	4,087
Accrued payroll and related taxes	(3,300)	5
Accrued expenses and other liabilities	(5,954)	1,252
Net cash provided by (used in) operating activities	13,407	(900)
Cash flows from investing activities
Purchases of property and equipment	(1,043)	(331)
Intangible assets expenditures	(99)	(85)
Net cash used in investing activities	(1,142)	(416)
Cash flows from financing activities
Payment on earn-out	(5,000)	—
Payments on note payable	(1,500)	(4,500)
Payments of deferred debt issuance costs	—	(39)
Proceeds from exercise of common stock options	11	152
Proceeds from the issuance of common stock from the employee stock purchase plan	882	824
Proceeds from issuance of common stock at market	34,625	—
Net cash provided by (used in) financing activities	29,018	(3,563)
Net increase (decrease) in cash and cash equivalents	41,283	(4,879)
Cash and cash equivalents – beginning of period	21,929	28,229
Cash and cash equivalents – end of period	$63,212	$23,350

Supplemental cash flow disclosure
Cash paid for interest	$1,925	$448
Cash paid for taxes	$2,415	$28
Capital expenditures incurred but not yet paid	$8	$—

The following table summarizes revenue by product line for the three and six months ended June 30, 2023 and 2022:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2023	2022	2023	2022
Revenue
Lymphedema products	$59,999	$51,634	$109,751	$92,288
Airway clearance products	8,340	8,011	17,434	15,335
Total	$68,339	$59,645	$127,185	$107,623

Percentage of total revenue
Lymphedema products	88%	87%	86%	86%
Airway clearance products	12%	13%	14%	14%
Total	100%	100%	100%	100%

The following table contains a reconciliation of GAAP gross profit and margin to non-GAAP gross profit and margin:

Tactile Systems Technology, Inc.
Reconciliation of Gross Profit and Margin to Non-GAAP Gross Profit and Margin
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2023	2022	2023	2022
Gross profit, as reported	$48,299	$43,223	$89,767	$77,085
Gross margin, as reported	70.7%	72.5%	70.6%	71.6%
Reconciling items:
Non-cash intangible amortization expense	$315	$311	$629	$621
Non-GAAP gross profit	$48,614	$43,534	$90,396	$77,706
Non-GAAP gross margin	71.1%	73.0%	71.1%	72.2%

The following table contains a reconciliation of GAAP operating income (loss) to non-GAAP operating income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income (Loss)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2023	2022	2023	2022
GAAP operating income (loss)	$2,058	$(4,087)	$(1,748)	$(18,988)
Reconciling items:
Non-cash intangible amortization expense impacting gross profit	$315	$311	$629	$621
Non-cash intangible amortization expense impacting operating expenses	641	645	1,286	1,291
Change in fair value of earn-out	570	1,100	1,230	7,550
Litigation defense costs	—	245	—	2,349
Non-GAAP operating income (loss):	$3,584	$(1,786)	$1,397	$(7,177)
Non-GAAP operating margin	5.2%	(3.0)%	1.1%	(6.7)%

The following table contains a reconciliation of GAAP net loss to non-GAAP net income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2023	2022	2023	2022
GAAP net loss	$(100)	$(4,640)	$(1,986)	$(20,208)
Reconciling items:
Non-cash intangible amortization expense impacting gross profit	$315	$311	$629	$621
Non-cash intangible amortization expense impacting operating expenses	641	645	1,286	1,291
Change in fair value of earn-out	570	1,100	1,230	7,550
Litigation defense costs	—	245	—	2,349
Income tax expense on reconciling items*	(382)	(575)	(786)	(2,953)
Non-GAAP net income (loss)	$1,044	$(2,914)	$373	$(11,350)
* The effect of income tax on the reconciling items is estimated using the Company's effective statutory tax rate.

The following table contains a reconciliation of net loss to Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(Dollars in thousands)	2023	2022	$	%	2023	2022	$	%
Net loss	$(100)	$(4,640)	$4,540	(98)%	$(1,986)	$(20,208)	$18,222	(90)%
Interest expense, net	838	584	254	43%	1,831	1,040	791	76
Income tax (benefit) expense	1,320	(20)	1,340	N.M. %	(1,593)	191	(1,784)	N.M. %
Depreciation and amortization	1,640	1,508	132	9%	3,269	3,015	254	8%
Stock-based compensation	1,808	2,892	(1,084)	(37)%	3,831	5,121	(1,290)	(25)%
Change in fair value of earn-out	570	1,100	(530)	(48)	1,230	7,550	(6,320)	(84)
Litigation defense costs	—	245	(245)	(100)%	—	2,349	(2,349)	(100)%
Adjusted EBITDA	$6,076	$1,669	$4,407	N.M. %	$6,582	$(942)	$7,524	N.M. %

Investor Inquiries:

Mike Piccinino, CFA

ICR Westwicke

443-213-0500

investorrelations@tactilemedical.com